Exhibit 99.1

Syra Health Delivers Third Consecutive Profitable Quarter: Record Revenue of $2.6 Million, Up 52%, and 46.3% Gross Margin

●	Revenue climbed 52% year-over-year to $2.6 million in Q3 2026, the highest quarterly revenue in the Company’s history.

●	Earnings per share (EPS) swung to $0.02 in Q3 2026, compared with a loss of $(0.02) in Q3 2025.

●	Gross margin reached a Company record of 46.3% in Q3 2026, up 1,340 basis points from 32.9% in Q3 2025.

●	EBITDA turned positive at $301,725 in Q3 2026, a $520,326 improvement from a loss of $(218,601) in Q3 2025.

Carmel, Ind., November 3, 2026 / PRNewswire – Syra Health Corp. (OTCQB: SYRA) (“Syra Health” or the “Company”), an integrated healthcare solutions company powering better health outcomes through prevention-focused, accessible, and affordable solutions, announced today its financial results for the third quarter ended September 30, 2026.

Q3 2026 Financial Highlights

Syra Health extended its profitability in Q3 2026, reporting net income of $344,610 compared with a net loss of $(225,902) in Q3 2025, a year-over-year improvement of $570,512.

Revenue for the quarter ended September 30, 2026, climbed 52% to a record $2.6 million, the highest quarterly revenue in the Company’s history, up from $1.7 million in the prior-year period.

With revenue growing faster than costs, gross margin widened by approximately 1,340 basis points to 46.3%, up from 32.9% a year earlier. The result sets a new Company record, surpassing the previous high of 44.5% achieved just last quarter.

EPS rose to $0.02 from a loss of $(0.02) in Q3 2025, a year-over-year improvement of $0.04 per share.

EBITDA improved by $520,326 or 238.03% to $301,725 in Q3 2026, compared with a loss of $(218,601) in Q3 2025.

Year-to-date results reinforce the strength of the business. For the nine months ended September 30, 2026, Syra Health generated net income of $ 835,831 compared with a net loss of $(761,763) a year earlier, while net cash provided by operating activities reached $975,023, compared with net cash used by operating activities of $(158,554) in the prior-year period.

2026 Financial Outlook

With three consecutive profitable quarters now behind us, Syra Health remains on track to achieve its previously stated goal of full-year profitability in 2026. Given the RFP- and contract-driven nature of its business, the Company continues to expect the timing of awards, revenue recognition, and contract milestones to cause some quarter-to-quarter variability.

Recent Operational Highlights

●	Syra Health continues to grow its work with managed care organizations (MCOs) serving hundreds of thousands of Medicaid members, including large-scale engagements that span:

○	Population health implementations that collect, analyze, and report on claims data

○	A live-agent call center focused on improving quality measures and closing care gaps

○	Process design for expedited credentialing and recredentialing of Medicaid providers

○	Staffing of utilization management nurses

●	Following CMS approval of Syrenity for the ACCESS Model, Syra Health is actively recruiting Accountable Care Organizations (ACOs) to utilize Syrenity, delivered with partner HealthSync, as part of their participation in the model.

Management Commentary

Greg Alexander, CEO of Syra Health, said, “Q3 2026 marks our third consecutive profitable quarter, and it is the clearest evidence yet that Syra Health has become a profitable growth company. We grew revenue 52% year-over-year to a record $2.6 million, and we did it profitably: gross margin reached 46.3%, the highest in our history, up more than 13 percentage points from a year ago. That kind of growth paired with that kind of margin expansion doesn’t happen by accident. It reflects deliberate choices we have made to focus on our high-value population health solutions, pursue better-margin workforce contracts, and run the business with discipline.

The results speak to the durability of what we’re building. Through the first nine months of 2026, we generated net income of $835,831 compared with a loss of $(761,763) in the same period last year, produced $975,023 in operating cash flow, and ended the quarter with $2.4 million in cash and no long-term debt. We are funding our own growth, including continued investment in Syrenity Enterprise, our B2B mental and behavioral health solution.

We believe the best is still ahead. Our approval for Syrenity within the CMS ACCESS Model with our partner HealthSync is expected to become a consistent source of revenue over the next decade. With strong momentum across our business, we remain focused on delivering full-year profitability in 2026 and creating long-term value for our customers, the communities we serve, and our shareholders.”

Q3 2026 Financial Results

Third quarter 2026 revenue rose 52% to $2,557,295, up from $1,687,971 in the third quarter of 2025. The Company’s high-margin population health solutions continued to lead the way, also growing 52% year-over-year to $1,943,788 from $1,280,011 in the same period of 2025.

Healthcare workforce revenue increased 50% to $613,507 from $407,960 a year earlier as Syra Health met rising demand for solutions that address critical healthcare workforce shortages while prioritizing contracts with stronger margins.

Gross profit margin widened by 1,340 basis points to 46.3% in the third quarter of 2026, up from 32.9% in the prior year period, driven by a favorable revenue mix and ongoing operating leverage.

The Company balanced disciplined cost management with targeted investment in growth. Salaries and benefits grew to $440,172 in Q3 2026 from $336,390 in the prior-year period as Syra Health added talent to support its expansion. Professional services fell 9% to $175,295 in Q3 2026 from $191,726 in Q3 2025, and selling, general and administrative expenses declined 12% to $222,141 from $252,384 in the prior-year period. Research and development expenses increased to $46,716 in Q3 2026 from $816 in Q3 2025, funding the build-out of Syrenity Enterprise, the Company’s B2B mental and behavioral health solution. Depreciation expense dropped 87% to $715 from $5,396 a year earlier.

Operating activities provided $975,023, in net cash for the nine months ended September 30, 2026 compared with $(158,554) in the prior-year period. Cash and cash equivalents grew to $2.4 million as of September 30, 2026, from $1.6 million as of December 31, 2025, with no long-term debt.

SYRA HEALTH CORP.

BALANCE SHEETS

	September 30,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,383,413	$1,614,733
Accounts receivable, net	1,517,493	918,374
Other current assets	262,998	205,423
Total current assets	4,163,904	2,738,530

Property and equipment, net	4,476	6,986
Right-of-use asset	57,010	27,401

Total assets	$4,225,390	$2,772,917

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$211,169	$247,520
Accounts payable, related party	125,000	72,000
Accrued expenses	367,996	194,821
Deferred revenue	261,249	16,611
Current portion of operating lease liability, related party	57,010	27,401
Notes payable	179,272	116,386
Total current liabilities	1,201,696	674,739

Non-current portion of operating lease liability, related party	-	-

Total liabilities	1,201,696	674,739

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares designated, issued and outstanding	-	-
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 13,850,279 and 11,339,169 shares issued and outstanding, respectively	13,850	11,339
Convertible class B common stock, $0.001 par value, 5,000,000 shares authorized, 350,000 and 600,000 shares issued and outstanding, respectively	350	600
Additional paid-in capital	11,894,189	11,806,765
Accumulated deficit	(8,884,695)	(9,720,526)
Total stockholders’ equity	3,023,694	2,098,178

Total liabilities and stockholders’ equity	$4,225,390	$2,772,917

SYRA HEALTH CORP.

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	2026	2025	2026	2025

Net revenues	$2,557,295	$1,687,971	$7,225,238	$5,491,944
Cost of services	1,372,254	1,133,430	4,002,639	3,595,352
Gross profit	1,185,041	554,541	3,222,599	1,896,592

Operating expenses:
Salaries and benefits	440,172	336,390	1,204,417	1,169,951
Professional services	175,295	191,726	500,455	580,691
Research and development expenses	46,716	816	100,988	67,701
Selling, general and administrative expenses	222,141	252,384	671,673	828,741
Depreciation	715	5,396	2,510	18,171
Total operating expenses	885,039	786,712	2,480,043	2,665,255

Operating income (loss)	300,002	(232,171)	742,556	(768,663)

Other income (expense):
Interest income	1,008	8,174	54,354	15,892
Provision for income taxes	44,953	-	44,953	-
Interest expense	(1,353)	(1,905)	(6,032)	(8,992)
Total other income (expense)	44,608	6,269	93,275	6,900

Net income (loss)	$344,610	$(225,902)	$835,831	$(761,763)

Weighted average common shares outstanding - basic	14,194,482	11,939,169	13,111,289	11,823,089
Weighted average common shares outstanding - diluted	15,142,247	11,939,169	14,059,054	11,823,089
Net income (loss) per common share - basic and diluted	$0.02	$(0.02)	$0.06	$(0.06)

SYRA HEALTH CORP.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$835,831	$(761,763)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,511	18,171
Common stock issued for services	-	2,586
Stock-based compensation	89,685	75,194
Changes in operating assets and liabilities:
Accounts receivable	(599,119)	(245,428)
Other current assets	211,654	279,890
Right-of-use asset	50,511	89,621
Accounts payable	(36,352)	215,723
Accounts payable, related party	53,000	137,764
Deferred revenue	244,638	125,000
Accrued expenses	173,175	(5,691)
Operating lease liability	(50,511)	(89,621)
Net cash provided by operating activities	975,023	(158,554)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	-	-
Net cash used in investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock and exercise of warrants	-	14,800
Repayments on notes payable	(206,343)	(275,106)
Net cash used in financing activities	(206,343)	(260,306)

NET CHANGE IN CASH AND CASH EQUIVALENTS	768,680	(418,860)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,614,733	2,395,405
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,383,413	$1,976,454

SUPPLEMENTAL INFORMATION:
Interest paid	$6,032	$8,992
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Conversion of Class B common stock to Class A common stock	$2,500	$2,333
Cashless Exercise of Series B Warrants into Class A common stock	$11	$-
Recognition of right-of-use asset and lease liability	$80,120	$-
Amendment of right-of-use asset and lease liability	$-	$166,119
Prepaid asset financed with note payable	$269,229	$311,118

Non-GAAP Financial Measures

In addition to financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have provided the following non-GAAP financial measure in this release and the accompanying tables: adjusted EBITDA. We use this non-GAAP financial measures internally to facilitate period-to-period comparisons and analysis of our operating performance and liquidity and believe it is useful to investors as a supplement to GAAP measures in analyzing, trending, and benchmarking the performance and value of our business. However, this measure is not intended to be a substitute for those reported in accordance with GAAP. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures. For reconciliations of historical non-GAAP financial measures to the most comparable financial measures under GAAP, see the table below.

	Nine Months Ended
	September 30, 2026	September 30, 2025

Net Income (Loss)	$835,831	$(761,763)
Interest expense	6,032	8,992
Depreciation expense	2,510	18,171
Provision for income taxes	(44,953)	-
Earnings before Interest, Taxes Depreciation and Amortization	$799,420	$(734,600)

	Three Months Ended
	September 30, 2026	September 30, 2025

Net Income (Loss)	$344,610	$(225,902)
Interest expense	1,353	1,905
Depreciation expense	715	5,396
Provision for income taxes	(44,953)	-
Earnings before Interest, Taxes Depreciation and Amortization	$301,725	$(218,601)

About Syra Health

Syra Health is an integrated healthcare solutions company helping government and commercial healthcare organizations improve health outcomes through prevention, expanded access, and affordable care. Our population health analytics turn data into proactive, actionable intelligence, and our public health community needs assessments help health departments direct resources where communities need them most. In mental and behavioral health, Syra Health’s award-winning Syrenity Enterprise solution and SyraBot, a HIPAA-compliant and ADA-accessible AI chatbot, deliver secure, accessible support in highly regulated environments. Syra Health also provides healthcare staffing, training, and education designed to help organizations reduce costs, strengthen their workforce, and deliver consistent, high-quality care.

Discover our healthcare solutions at www.syrahealth.com and follow the Company on LinkedIn.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include but are not limited to, statements relating to the expected use of proceeds, the Company’s operations and business strategy, and the Company’s expected financial results. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty, and changes in circumstances. Investors should read the risk factors set forth in our Form 10-K for the year ended December 31, 2025, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact

Christine Drury

IR/PR Director

Syra Health

christined@syrahealth.com

463-345-5180